FIRST AMENDMENT TO THE

DENTSPLY INTERNATIONAL INC.

EXECUTIVE CHANGE OF CONTROL SEPARATION PLAN

          WHEREAS, DENTSPLY International Inc. (the “Company”) maintains the DENTSPLY International Inc. Executive Change of Control Separation Plan (the “Plan”) for a select group of designated key employees, as defined in Article III of the Plan; and

          WHEREAS, pursuant to Section 6.2 of the Plan, the Company is authorized to amend the Plan at any time, unless a Change of Control has occurred; and

          WHEREAS, no Change of Control has occurred, as defined in Article II of the Plan; and

          WHEREAS, the Company desires to amend the Plan, effective January 1, 2009, to make certain changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

          NOW, THEREFORE, the Plan is hereby amended, effective for all participants in the Plan on January 1, 2009, as follows:

1.         Article II is hereby amended by deleting the definition of “Change of Control” in its entirety and substituting the following therefor:

“Change of Control”. “Change of Control” shall mean:

(i)        The acquisition during any 12-month period, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company or an employee benefit plan of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”); or

(ii)      A reorganization, merger, consolidation or recapitalization of the Company (a “Business Combination”), other than a Business Combination in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to such Business Combination, were the holders of the Company Voting Securities; or

(iii)     A complete liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company; or

(iv)      Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason during any 12-month period to constitute at least a majority of the Board; provided, that any individual becoming a director subsequent to such date whose election or nomination for election by

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the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board.

2.         Section 4.2(c) is amended by deleting the period at the end of the final sentence and adding to the end of the sentence the following:

“; provided, that any reimbursements to the Participant for medical expenses incurred beyond the 18-month period following the Date of Termination shall be paid no later than the end of the calendar year following the year in which such expenses are incurred by the Participant.”

IN WITNESS WHEREOF, the Company has caused its authorized officer to execute this amendment this 31st day of December 2008.

DENTSPLY INTERNATIONAL INC.

By: ___________________________________
Name:
Title:

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DENTSPLY INTERNATIONAL INC.

Executive Change of Control Separation Plan

Introduction

          The Board of Directors (the "Board") of DENTSPLY International Inc. (the "Company") recognizes that the Company, as a publicly held company, may experience a Change of Control (as hereinafter defined), and that the possibility of a Change of Control may create uncertainty resulting in the loss or distraction of certain key employees of the Company to the detriment of the Company and its stockholders.

          The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Board therefore requested that the Human Resources Committee of the Board (the “Committee”) consider what steps should be taken to avoid such loss and distraction.

          The Committee has recommended that the Board, in order to help assure the Company of the continued employment and dedication to duty of certain designated key employees for the benefit of the Company and its stockholders, adopt the DENTSPLY International Inc. Change of Control Separation Plan (“CIC Plan”).

          Therefore, in order to fulfill the above purposes and upon the recommendation of the Committee, the CIC Plan is hereby adopted by the Board.

ARTICLE I

ESTABLISHMENT OF PLAN

          As of the Effective Date, the Company has established a plan known as the DENTSPLY International Inc. Change of Control Separation Plan as set forth in this document.

ARTICLE II

DEFINITIONS

          As used herein the following words and phrases shall have the following respective meanings:

          Affiliate. “Affiliate” shall mean any entity that is controlled by or under common control of the Company.

          Base Pay. "Base Pay" shall mean the Participant's annual base salary in effect on the Date of Termination or, if higher, the Participant's annual base salary in effect on the date of the Change of Control.

Board. The Board of Directors of the Company.

          Cause. "Cause" shall mean a determination by the Board in the exercise of good faith and reasonable judgment that the Participant has engaged in conduct that is either criminal or

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fraudulent and that is reasonably likely to result in substantial harm to the Company's business or financial condition, including, without limitation, embezzlement or theft of Company property; or commission of a felony, or of a misdemeanor involving fraud or dishonesty, in the course of his or her employment by the Company.

Change of Control. "Change of Control" shall mean:

          (i)        The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than the Company or an employee benefit plan of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"); or

          (ii)       A reorganization, merger, consolidation or recapitalization of the Company (a "Business Combination"), other than a Business Combination in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to such Business Combination, were the holders of the Company Voting Securities; or

          (iii)      A complete liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company; or

          (iv)      Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, that any individual becoming a director subsequent to such date whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent.

Code. The Internal Revenue Code of 1986, as amended from time to time.

Committee. The Human Resources Committee of the Board.

          Company. DENTSPLY International Inc., a Delaware corporation, and any Successor. Where the context so requires, "Company" shall include any Affiliate of the Company.

          Date of Termination. The date of a Participant's termination of employment with the Company and its Subsidiaries.

Effective Date.	February 19, 2008.

          Good Reason. Without the Participant's express written consent, the occurrence of any one or more of the following:

          (i)        The Participant's job responsibilities are materially diminished from those in effect immediately prior to the Change of Control;

          (ii)       The Company requires the Participant to be based at a location in excess of fifty (50) miles from the Participant's principal job location or office immediately prior to the Change

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of Control, except for required travel on the Company's business to an extent substantially consistent with the Participant's business travel obligations immediately prior to the Change of Control;

          (iii)      The Company does any of the following: (a) reduces the Participant's Base Pay in a material respect; (b) materially reduces or eliminates the Participant's opportunity to earn bonuses or incentive compensation as compared to such opportunity available to the Participant prior to the Change of Control; or (c) materially reduces the employee benefits provided to the Participant from the level in effect immediately prior to the Change of Control (excluding any reduction that is generally applicable to all or substantially all salaried Company employees); or

          (iv)      The Company fails to obtain a satisfactory agreement from any Successor to assume and agree to perform the Company's obligations to the Participant under this Plan, as contemplated in Article V herein;

          provided, that none of the events or occurrences specified above shall be deemed to constitute "Good Reason" unless (x) the Participant provides written notice of the existence of such event or occurrence to the Company within ninety (90) days of such event or occurrence, (y) the Company fails to cure such event or occurrence within thirty (30) days of the receipt of such notice ("Cure Period"), and (z) the Participant's resignation is effective at the end of the Cure Period

Incentive Pay. "Incentive Pay" shall mean 100% of the Participant’s target annual bonus.

Participants. All Participants under this Plan as determined under Article III.

          Plan. The DENTSPLY International Inc. Change of Control Separation Plan as set forth herein.

Separation Benefits. The benefits provided in accordance with Section 4.2 of the Plan.

          Subsidiary. Any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company, if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

          Successor. Another corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company.

ARTICLE III

PARTICIPANTS

          Annex A to this Plan provides a list of the key employees of the Company or its Subsidiaries who have been designated by the Board or the Committee as Participants as of the Effective Date subject to the provisions of this Plan. The Board or the Committee may from time to time delete or designate other key employees as Participants; in such case, Annex A shall be deemed to be revised to reflect the addition of such Participants. In any event, a Participant shall

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cease to be a Participant in the Plan when he ceases to be an employee of the Company or a Subsidiary other than because of a Change of Control.

ARTICLE IV

SEPARATION BENEFITS

4.1       Right to Separation Benefits. A Participant shall be entitled to Separation Benefits as provided in Section 4.2 if a Change of Control occurs, and if within two (2) years thereafter, the Participant's employment with the Company and its Subsidiaries terminates either (a) by action of the Company or a Subsidiary without Cause or (b) by reason of the Participant's resignation from such employment for Good Reason. No action of the Company or a Subsidiary in terminating the employment of a Participant shall be considered as having been taken for Cause unless, at the time such action is taken, the Board provides written notice to the Participant, identifying the Cause with particularity.

4.2       Separation Benefits. If a Participant's employment terminates in circumstances entitling him to Separation Benefits as provided in Section 4.1, the Participant shall be entitled to the following, provided that, any amount provided for in this Plan shall be reduced by any separation payments or benefits received by the Participant under any employment agreement or contract with the Company or any payments required by any applicable law as the result of Participant’s termination of employment:

(a)        A lump sum cash payment equal to (i) two years Base Pay, plus (ii) a payment equal to two years of Incentive Pay for the year in which termination occurred. Payment shall be made within ten days after the Participant's Date of Termination (or the end of the revocation period for the Release, if later, but in no event later than 60 days after the Participant's Date of Termination).

(b)       A pro rated payment of the Participant's Incentive Pay for the year in which his termination of employment occurs. The pro rated payment shall be based on the Participant's Incentive Pay as of the Participant's Date of Termination, multiplied by a fraction, the numerator of which is the number of days during which the Participant was employed by the Company or a Subsidiary in the year of his termination and the denominator of which is 365. Such pro rated payment shall be made to the Participant in a lump sum within ten days after the Participant's Date of Termination (or the end of the revocation period for the Release, if later, but in no event later than 60 days after the Participant's Date of Termination).

          (c)        For a period of twenty-four months following the Date of Termination, the Participant shall continue to receive the medical and dental coverage in effect on the Date of Termination (or generally comparable coverage) for himself or herself and, where applicable, his or her spouse and dependents, as the same may be changed from time to time for salaried employees generally, as if the Participant had continued in employment during such period.

4.3       Other Benefits Payable. The Separation Benefits described in Section 4.2 above and except as provided therein shall not effect any other accrued or vested or earned but deferred compensation, rights, or other benefits which may be owed to a Participant following termination, including but not limited to severance pay, accrued vacation or sick pay amounts or benefits payable under any bonus or other compensation plans, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan.

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4.4       Obligations Absolute. Upon a Change of Control, the Company's obligations to provide the Separation Benefits described in Section 4.2 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its Subsidiaries may have against any Participant.

4.5	Certain Adjustments in Payments.

(a)        The provisions of this Section 4.5 shall apply notwithstanding anything in this Plan to the contrary. In the event that it shall be determined that Section 280G of the Code is determined to be applicable to a Participant under the Plan and, subject to subsection (b) below, any payment or distribution by the Company to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of such section, the Company shall pay the Participant an additional amount (the "Gross-Up Payment") such that the net amount retained by the Participant after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income tax, employment tax, excise tax and other tax imposed upon the Gross-Up Payment, shall be equal to the Payment.

(b)       Notwithstanding subsection (a), and notwithstanding any other provisions of this Plan to the contrary, if the net after-tax benefit to the Participant of receiving the Gross-Up Payment does not exceed the Safe Harbor Amount (as defined below) by more than 10% (as compared to the net after-tax benefit to the Participant resulting from elimination of the Gross-Up Payment and reduction of the Payments to the Safe Harbor Amount), then (i) the Company shall not pay the Participant the Gross-Up Payment, and (ii) the provisions of subsection (c) below shall apply. The term "Safe Harbor Amount" means the maximum dollar amount of parachute payments that may be paid to the Participant under section 280G of the Code without imposition of an excise tax under section 4999 of the Code.

(c)        The provisions of this subsection (c) shall apply only if the Company is not required to pay the Participant a Gross-Up Payment as a result of subsection (b) above. If the Company is not required to pay the Participant a Gross-Up Payment as a result of the provisions of subsection (b), the Company will apply a limitation on the Payment amount as follows: The aggregate present value of the Separation Benefits under Section 4.2 of this Plan shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of such Separation Benefits without causing any Payment to be subject to the limitation of deduction under section 280G of the Code. For purposes of this Section 4.5, "present value" shall be determined in accordance with section 280G(d)(4) of the Code.

(d)       All determinations to be made under this Section 4.5 shall be made by the nationally recognized independent public accounting firm used by the Company immediately prior to the Change of Control ("Accounting Firm"), which Accounting Firm shall provide its determinations and any supporting calculations to the Company and the Participant within ten days of the Participant's Date of Termination. If any Gross-Up Payment is required to be made, the Company shall make the Gross-Up Payment within ten days after receiving the Accounting Firm's calculations. Any such determination by the Accounting Firm shall be binding upon the Company and the Participant. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 4.5 shall be borne solely by the Company.

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ARTICLE V

SUCCESSOR TO COMPANY

          The Plan shall bind any Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a Successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such Successor expressly and unconditionally to assume and agree to perform the Company's obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

ARTICLE VI

DURATION, AMENDMENT AND TERMINATION

6.1       Duration. If a Change of Control has not occurred, the Plan may be terminated in accordance with Section 6.2. If a Change of Control occurs during the term of this Plan, the Plan shall continue in full force and effect and shall not terminate or expire until all Participants who become entitled to Separation Benefits hereunder shall have received such benefits in full.

6.2       Amendment and Termination. The Plan may be terminated or amended in any respect by the Board, unless a Change of Control has occurred. Upon the occurrence of a Change of Control, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.

6.3       Form of Amendment. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board. An amendment of the Plan shall automatically effect a corresponding amendment to all Participants' rights hereunder. A termination of the Plan shall automatically effect a termination of all Participants' rights and benefits hereunder.

ARTICLE VII

MISCELLANEOUS

7.1       Indemnification. If, following a Change of Control, a Participant institutes any legal action seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by the Plan, the Company will pay for all legal fees and expenses incurred by such Participant in the course of such action.

7.2       Employment Status. The Plan does not constitute a contract of employment or impose on the Participant or the Company or any of its Subsidiaries any obligation to retain the Participant as an employee, to change the status of the Participant's employment, or to change the

7.3       Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which

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shall remain in full force and effect, and any prohibition or enforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.4       Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the Delaware, other than the conflict of law provisions of such laws.

7.5       Compliance with Code Section 409A. Notwithstanding any other provision on this Plan, any amount that would be payable hereunder during the six-month period beginning on his Date of Termination to a Participant who is a "specified employee" as defined in Section 409A(a)(2)(B)(i) and which would not otherwise be exempt from the application of Section 409A(a)(2)(B) of the Code shall be withheld and paid instead on the six (6) month anniversary of the Date of Termination. For purposes of Section 409A of the Code, each individual payment required to be made under this Plan shall be treated as a separate payment from all other such payments.

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